Exhibit 11

                        COMPUTATION OF PER SHARE EARNINGS

     The table below presents information necessary for the computation of loss per share of the common stock, on both a primary and fully diluted basis, for the period from inception through December 31, 2001 and the six-month period ended June 30, 2002.

                                  Period From Inception       Six Months Ended
                                  Through December 31, 2001   June 30, 2002

Net loss applicable to shares of
  common stock and common
  stock equivalents.................    $1,102,153               $190,426

Average number of shares of
  common stock outstanding..........         1                  4,531,453

  common stock equivalents..........         -                      -

Total shares of common
  stock and common stock
  equivalents.......................         1                  4,531,453
Primary loss per share of
  common stock......................  $  1,102,153                $(0.04)

Fully diluted loss per share of
  common stock......................  $  1,102,153                $(0.04)




         Common stock equivalents are considered anti-dilutive because of the net losses incurred by the Company.